SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 12, 2003

GRIC COMMUNICATIONS, INC.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-27871	77-0368092
(Commission File Number)	(IRS Employer Identification No.)

1421 McCarthy Blvd., Milpitas, California	95035
(Address of principal executive offices)	(Zip Code)

(408) 955-1920
(Registrant’s telephone number, including area code)

Item 5:  Other Events.

On August 13, 2003, GRIC Communications, Inc., a Delaware corporation (“GRIC”) announced that it had entered into a definitive agreement to acquire Axcelerant, Inc. (“Axcelerant”), a provider of secure broadband managed services.  Subject to the terms and conditions of an Agreement and Plan of Reorganization (the “Merger Agreement”) dated August 12, 2003 by and among GRIC, Amber Acquisition Corp., a wholly-owned subsidiary of GRIC (“Merger Sub”), and Axcelerant, Merger Sub will merge with and into Axcelerant, with Axcelerant to survive the Merger and to become a wholly owned subsidiary of GRIC (the “Merger”).  Under the terms of the Merger Agreement, GRIC will issue or reserve for issuance an aggregate of approximately 9.8 million shares of GRIC common stock, with an estimated aggregate value of approximately $54 million, for all issued and outstanding shares of Axcelerant capital stock and the assumption of Axcelerant’s outstanding stock options.  Following the Merger, current GRIC securityholders will own approximately 78% and current Axcelerant securityholders will own approximately 22% of the combined company’s shares on a common equivalents basis.

The transaction will be structured to qualify as a tax-free reorganization and will be accounted for as a purchase.  In addition, in connection with the Merger, GRIC intends to add two directors to its board of directors, including  James J. Goodman, who is currently a director of Axcelerant.  Stockholders of Axcelerant holding a sufficient number of outstanding shares of Axcelerant to approve the Merger have agreed to vote such shares in favor of the Merger.

The consummation of the Merger is subject to the approval of the stockholders of GRIC and Axcelerant, SEC clearance and other customary closing conditions.

The foregoing description is not a description of all of the material terms of the Merger. You should read the Merger Agreement, which is attached as an exhibit to this report, for a more complete understanding of the Merger.

Item 7:  Financial Statements and Exhibits.

(c)                           Exhibits.

Exhibit No.                                  Description of Exhibit

2.01         Agreement and Plan of Reorganization dated August 12, 2003, by and among GRIC Communications, Inc., Amber Acquisition Corp. and Axcelerant, Inc.

99.01       Press release dated August 13, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GRIC COMMUNICATIONS, INC.

Date: August 12, 2003	By:	/s/ David L. Teichmann
David L. Teichmann
Senior Vice President, General Counsel and Secretary

Exhibit Index

2.01         Agreement and Plan of Reorganization dated August 12, 2003, by and among GRIC Communications, Inc., Amber Acquisition Corp. and Axcelerant, Inc.

99.01       Press release dated August 13, 2003.